SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No.__)

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement

[X]  Definitive proxy statement

[ ]  Definitive additional materials

[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

              Park Electrochemical Corp.
                    (Name of Registrant as Specified in Its Charter)

             Park Electrochemical Corp.
                     (Name of Person(s) Filing Proxy Statement

Payment of filing fee (Check the appropriate box):

[X]  $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(l), or 14a-
     6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

(1)  Title of each class of securities to which transaction applies:


(2)  Aggregate number of securities to which transactions applies:



(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:



(4)  Proposed maximum aggregate value of transaction:




[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:


     (2)  Form, schedule or registration no.:


     (3)  Filing party:


     (4)  Date filed:








               PARK ELECTROCHEMICAL CORP.

                     _______________

        Notice of Annual Meeting of Shareholders
                      July 12, 1994
                     _______________




     The Annual Meeting of Shareholders of PARK ELECTROCHEMICAL CORP. (the "Company") will be held at The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York on July 12, 1994, at 10:00 o'clock A.M., New York time, for the purpose of considering and acting upon the following:

     1. The election of six (6) directors, to serve until the next annual meeting of shareholders and until their successors are elected and qualified.

     2. The transaction of such other business as may properly come before the meeting.


     Only holders of record of Common Stock at the close of business on May 24, 1994 will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.


                                 By Order of the Board of Directors,





                                      Jerry Shore,
                                Chairman of the Board






Dated:  May 27, 1994








ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE
MEETING.  IF YOU DO NOT EXPECT TO BE PRESENT, PLEASE DATE
AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT
PROMPTLY TO THE COMPANY IN THE ENCLOSED ENVELOPE.  NO
POSTAGE IS REQUIRED.


               PARK ELECTROCHEMICAL CORP.
                     5 Dakota Drive
              Lake Success, New York 11042
                   __________________

              P R O X Y  S T A T E M E N T
             Annual Meeting of Shareholders
                      July 12, 1994
                   __________________



     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors ("Board") of Park Electrochemical Corp. (the "Company") of proxies with respect to the Annual Meeting of Shareholders of the Company to be held on July 12, 1994, and any adjournment thereof ("Meeting"). Any shareholder giving such a proxy (the form for which is enclosed with this Proxy Statement) has the power to revoke the same at any time before it is voted by delivering written notice of such revocation to the Secretary of the Company. All expenses in connection with the solicitation of these proxies will be borne by the Company. Proxies may be solicited by certain officers and employees of the Company by mail, telephone, telegraph, facsimile transmission or personal interview.

     This Proxy Statement and the accompanying form of proxy are being mailed on or about May 27, 1994 to all shareholders of record as of the close of business on May 24, 1994.

                         VOTING SECURITIES

     At May 24, 1994, the outstanding voting securities of the Company consisted of 5,371,108 shares of Common Stock, $.10 par value, of the Company ("Common Stock"), each share of which, held of record at the close of business on May 24, 1994, is entitled to one vote. Presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. At May 24, 1994, all executive officers and directors of the Company as a group beneficially owned an aggregate of 1,025,673 shares of Common Stock (including options to purchase an aggregate of 100,130 shares), constituting approximately 18.7% of the outstanding shares of Common Stock (giving effect to the exercise of such options). At May 24, 1994, no executive officer or director of the Company owned any of the Company's 7 1/4% Convertible Subordinated Debentures due June 15, 2006 ("Debentures").

     The following table sets forth information at May 24, 1994 with respect to each person (including any "group" of persons as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than 5% of the Common Stock:

                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class
Common Stock............Jerry Shore                    926,086 (1)      17.0%
                        5 Dakota Drive
                        Lake Success, NY 11042

                                                       Amount and
                                                       Nature of       Percent
     Title                Name and Address             Beneficial        of
   of Class              of Beneficial Owner           Ownership        Class
Common Stock............Dimensional Fund               332,200 (2)       6.2%
                        Advisors Inc.
                        1299 Ocean Avenue
                        Suite 650
                        Santa Monica, CA 90401


Common Stock............FMR Corp.                       532,124 (3)      9.0%
                        Fidelity Management & Research
                         Company
                        Fidelity Convertible Securities
                         Fund
                        Edward C. Johnson 3rd
                        82 Devonshire Street
                        Boston, MA 02109

Common Stock............Merrill Lynch & Co., Inc.       301,835 (4)      5.3%
                        Merrill Lynch Group, Inc.
                        Princeton Services, Inc.
                        World Financial Center,
                        North Tower
                        250 Vesay Street
                        New York, NY 10281

Common Stock............Mitchell Hutchins Institutional 369,600 (5)      6.9%
                        Investors, Inc.
                        1285 Avenue of the Americas
                        New York, NY 10019

Common Stock............The Capital Group, Inc.         338,600 (6)      6.3%
                        Capital Research and
                         Management Company
                        333 South Hope Street
                        Los Angeles, CA 90071

   _____________________

(1) This amount (a) includes 70,000 shares of Common Stock which Jerry Shore may acquire pursuant to options, and (b) excludes 56,205 shares owned by a member of Jerry Shore's family. Jerry Shore disclaims beneficial ownership of the shares described in clause (b) of this footnote.

(2) Information based on Schedule 13G of Dimensional Fund Advisors Inc. ("Dimensional"), as amended February 9, 1994. According to the aforesaid document, (i) Dimensional had sole power to dispose of all 332,200 shares of Common Stock, (ii) Dimensional had sole power to vote 200,850 shares of Common Stock and (iii) officers of DFA Investment Dimensions Group Inc. and the Investment Trust Company, open-end investment companies registered under the Investment Company Act of 1940 and having common officers with Dimensional, had sole power to vote 131,350 shares of Common Stock.






(3) Information based on joint Schedule 13G of FMR Corp., Fidelity Management & Research Company ("Fidelity"), Fidelity Convertible Securities Fund ("Fidelity Fund") and Edward C. Johnson 3rd, as amended March 31, 1994. According to the aforesaid document, FMR Corp. and its wholly owned subsidiary, Fidelity, an investment adviser registered under the Investment Advisers Act of 1940, and Fidelity Fund, an investment company registered under the Investment Company Act of 1940, each had sole power to dispose of all 532,124 shares issuable upon conversion of $11,015,000 principal amount of Debentures owned by the Fidelity Fund as a result of Fidelity's acting as investment adviser to the Fidelity Fund, and Edward C. Johnson 3rd, Chairman of FMR Corp. and owner of 34% of the outstanding voting common stock of FMR Corp., also had sole power to dispose of all such shares. (The percent of class computation assumes that such persons have not converted any of such Debentures to Common Stock subsequent to the date of such Schedule 13G, as amended.)

(4) Information based on joint Schedule 13G of Merrill Lynch & Co., Inc. ("ML & Co."), Merrill Lynch Group, Inc. ("ML Group") and Princeton Services, Inc. ("PSI"), dated February 14, 1994. According to the aforesaid document, ML & Co., ML Group, a wholly owned subsidiary of ML & Co., and PSI, a wholly owned subsidiary of ML Group, shared the power to vote and dispose of 301,835 shares of Common Stock issuable upon conversion of $6,248,000 principal amount of Debentures as a result of PSI's control, as general partner, of Merrill Lynch Asset Management, L.P. and Fund Asset Management, L.P., investment advisers to two investment companies which owned such Debentures. (The percent of class computation assumes that such persons have not converted any of such Debentures to Common Stock subsequent to the date of such Schedule 13G.)

(5) Information based on Schedule 13G of Mitchell Hutchins Institutional Investors Inc. ("Mitchell"), as amended February 7, 1994. According to the aforesaid document, Mitchell shared the power to vote and dispose of all of such 369,600 shares.

(6) Information based on joint Schedule 13G of The Capital Group, Inc. ("Capital Group") and Capital Research and Management Company ("Capital Research"), as amended February 11, 1994. According to the aforesaid document, (i) Capital Research, a registered investment adviser and a subsidiary of Capital Group, had sole power to dispose of all of such 338,600 shares, (ii) neither Capital Group nor Capital Research had the power to vote any of such 338,600 shares and (iii) both Capital Group and Capital Research disclaimed beneficial ownership of all of such 338,600 shares pursuant to Rule 13d-4 of the Securities Exchange Act of 1934, as amended.

     For information with respect to the beneficial ownership of shares by each director and each nominee for director of the Company, see "Election of Directors" below.


                     ELECTION OF DIRECTORS

     The Board to be elected at the Meeting consists of six (6) members. Proxies will be voted in accordance with their terms and, in the absence of contrary instructions, for the election as directors of the nominees whose names appear in the following table, to serve for the ensuing year and until their successors are elected and qualified. Should any of the nominees not remain a candidate at the time of the Meeting (a situation which is not now anticipated), proxies solicited hereunder will be voted in favor of those nominees who do remain as candidates and may be voted for substituted nominees. The six nominees who receive a plurality of the votes cast at the Meeting in person or by proxy shall be elected. Each of the nominees is presently a member of the Board.

                    Principal Occupation;                    Shares of Common
                    Positions and Offices                   Stock Beneficially
                      with the Company;         Director   Owned at May 24, 1994
      Name          Other Directorships    Age   Since   Number  Percent of Class
Anthony Chiesa..... Former Vice President   73   1954    37,500    Less than 1%
                    of the Company

Lloyd Frank........ Partner, Parker Chapin  68   1985     1,000    Less than 1%
                    Flattau & Klimpl, New
                    York City; director of
                    Grow Group, Inc. and
                    Metro-Tel Corp.

Norman M. Schneider Business Consultant;    83   1981     4,837    Less than 1%
                    director of Toys "R"
                    Us, Inc. and Datascope
                    Corp.

Brian E. Shore... Executive Vice President 42   1983    9,427(1)   Less than 1%
                  of the Company

Jerry Shore...... Chairman of the Board,   68   1954  926,086(2)          17.0%
                  Chief Executive Officer
                  and President of the
                  Company

E. Philip Smoot.. Executive Vice President 56   1988   35,380(3)   Less than 1%
                  of the Company

_________________

(1) This amount includes 7,125 shares of Common Stock which Brian Shore may acquire pursuant to options.

(2) See footnote (1) to the table under "Voting Securities" for information with respect to these shares.

(3) This amount includes 14,380 shares of Common Stock which E. Philip Smoot may acquire pursuant to options.

     Each of the persons named in the above table has had the principal occupation set forth opposite his name for at least the past five years, except for Brian E. Shore, who was elected an Executive Vice President of the Company in May 1994 and a Vice President of the Company in January 1993. Brian Shore served as the Company's General Counsel for more than the past five years until April 1994. Parker Chapin Flattau & Klimpl, a law firm of which Lloyd Frank is a partner, was retained to provide counsel to the Company during its last fiscal year and the Company has retained this firm during its present fiscal year.

     By virtue of his ownership of approximately 17.0% of the outstanding voting securities of the Company and his positions as Chairman of the Board, President and a director of the Company, Jerry Shore may be deemed to be a "control person" of the Company, as such term is defined in the rules promulgated under the Securities Exchange Act of 1934, as amended.

     There are no family relationships among any of the persons named in the above table or among any of such persons and any of the other executive officers of the Company, except that Jerry Shore is the father of Brian E. Shore.






     The Company's Audit Committee consists of Anthony Chiesa, Lloyd
Frank and Norman M. Schneider. Its functions are to review the Company's financial statements with the Company's independent auditors, recommend to the Board the appointment of the independent auditors, review the performance and scope of services to be provided by the independent auditors and review the adequacy of internal auditing and accounting procedures and controls. The Company has a CEO Compensation Committee consisting of Anthony Chiesa, Lloyd Frank and Norman M. Schneider. Its functions are described herein under "Compensation Report". The Company does not have a nominating committee or other compensation committee or committees performing similar functions.

     The Board met four times and the Audit Committee met three times during the Company's last fiscal year. Each of the directors attended at least 75% of the meetings of the Board and each committee thereof of which he was a member held during the Company's last fiscal year.

     Each director who is not an employee of the Company or any of its subsidiaries receives a fee of $5,000 per annum, plus travel expenses, for attendance at meetings of the Board of Directors of the Company.


                    EXECUTIVE COMPENSATION

Summary Compensation

     The following table shows the annual compensation and long-term compensation for each of the three most recent fiscal years for the Company's Chief Executive Officer and the three executive officers whose salary and bonus for the most recent fiscal year exceeded $100,000.

Insert Annual Compensation Table




































                                                                                Long Term
                                                                               Compensation
                                               Annual Compensation               Awards
    Name and                                                   Other Annual     Securities     All Other
    Principal                  Year                            Compensation     Underlying    Compensation
    Position                   (1)       Salary       Bonus        (2)       Options/SARs(#)      (3)
 Jerry Shore (4)              1994      $250,000    $ 49,800     $34,850         20,000          $23,584
 Chairman of the Board,       1993       250,000       -0-        34,850         10,000           11,136
 President and Chief          1992       250,000       -0-        34,850         20,000           14,300
 Executive Officer

E. Philip Smoot               1994       251,390     150,000       -0-           10,000           23,584
 Executive Vice President     1993       231,000      34,000       -0-            6,509           11,136
                              1992       220,000      45,000       -0-           27,000           14,300

Brian E. Shore                1994       158,550      30,000       -0-            3,500           18,855
 Executive Vice President     1993       151,000      10,000       -0-            3,000            7,834
                              1992       145,125       7,500       -0-            5,000            9,821


Allen Levine (5)              1994       152,250      25,000       -0-            3,500           17,725
 Secretary, Treasurer,        1993       145,000      12,500       -0-            2,000            7,664
 Vice President and           1992       137,500      15,000       -0-            5,000            9,813
 Chief Financial Officer


























_________________

(1) Data are provided for the Company's fiscal years ended February 27, 1994, February 28, 1993 and March 1, 1992, respectively.

(2) Amounts shown for Jerry Shore are the costs for the purchase of certain term life insurance policies for Jerry Shore, the beneficiaries of which are certain members of Jerry Shore's family.

(3) Reflects the amount of Company contributions to the Profit Sharing Plan which were accrued for the fiscal years shown pursuant to such Plan for the accounts of the named executive officers. These amounts vest in accordance with a graduated scale based on years of service of the employee with the Company.

(4) In accordance with the provisions of an amended and restated employment agreement between Jerry Shore and the Company, pursuant to which he has agreed to serve as chairman of the board, chief executive officer or president of the Company for an initial term ending on February 28, 1999, Jerry Shore receives a base salary of $350,000 per annum (subject to annual review by the CEO Compensation Committee of the Board of Directors) and an incentive bonus equal to 2 1/2% of the amount by which consolidated net earnings, after taxes, of the Company and its subsidiaries for each fiscal year, exceed 10% of shareholders' equity at the beginning of the fiscal year. The bonus is limited to a maximum of $250,000 per year. The agreement also provides that the initial term will be automatically extended for additional successive one year periods unless the Board of Directors of the Company elects to terminate the agreement by notification to Jerry Shore at least five years prior to the commencement of each such one-year period, in which event the agreement will terminate five years from the 1st day of March following such notification. No such notification has been given to date and, therefore, Jerry Shore's employment term under the agreement will continue until February 29, 2000. Pursuant to the agreement, Jerry Shore has the right to retire from full-time employment and serve as a consultant to the Company for a period of five years. In such event, he will be paid an annual consulting fee equal to 60% of his base salary in effect under the employment agreement at the time of his retirement, subject to an indexed cost of living increase.

(5) At May 24, 1994, Allen Levine beneficially owned 11,443 shares of Common Stock, including 8,625 shares of Common Stock which he may acquire pursuant to options.

Stock Options

     The Company's 1982 Stock Option Plan and 1992 Stock Option Plan (together with the 1974 Stock Option Plan, the "Plans") provide for the grant to key employees of the Company of both options which qualify as incentive stock options under the Internal Revenue Code of 1986 and non-qualified stock options. The Plans are each administered by a committee appointed by the Board. The following table sets forth certain information for the Company's last fiscal year with respect to options to purchase shares of Common Stock granted pursuant to the Plans:

Insert Option/SAR Grants Table










                             Option/SAR Grants in Last Fiscal Year


                      Number of                                                Potential Realizable Value
                     Securities    % of Total                                          at Assumed
                     Underlying   Options/SARs   Exercise                      Annual Rates of Stock Price
                    Options/SARs   Granted to     or Base                        Appreciation for Option
                     Granted (#)  Employees in    Price                                  Term (2)
    Name                 (1)      Fiscal Year     ($/sh.)    Expiration Date    0% ($)   5% ($)   10% ($)
Jerry Shore           20,000         22.1%        $14.75       May 17, 2003      $0    $185,600   $470,200

E. Philip Smoot       10,000         11.0%         14.75       May 17, 2003       0      92,800    235,100

Brian E. Shore         3,500          3.9%         14.75       May 17, 2003       0      32,480     82,285

Allen Levine           3,500          3.9%         14.75       May 17, 2003       0      32,480     82,285
































(1) Options become exercisable 25% one year from the date of grant with an additional 25% exercisable each succeeding year. The Company has not granted stock appreciation rights.

(2) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options at the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the life of the options. This schedule does not take into account provisions of the options providing for termination of the option following termination of employment, nontransferability or vesting over periods of four years. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price appreciation, which will benefit all shareholders commensurately.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option Values

     The following table provides details regarding the pre-tax value realized from the exercise of stock options during the Company's last fiscal year and the value of unexercised options held by the named individuals as of the end of such fiscal year.

Insert Aggregated Options Table

































                                              Number of Securities         Value of Unexercised
                Shares Acquired    Value      Underlying Unexercised     In-the-Money Options/SARs
                On Exercise (#)   Realized  Options/SARs at FY-End (#)       at FY-End ($) (3)
    Name              (1)           (2)     Exercisable  Unexercisable  Exercisable  Unexercisable
Jerry Shore           0          $   0         60,000       30,000        $749,000     $394,000

E. Philip Smoot     35,125        411,183       1,627       30,257          21,437      427,890

Brian E. Shore        0              0          4,000        8,500          59,781      115,469

Allen Levine          0              0          7,000        8,000          96,308      109,063







































(1)  The Company has not granted stock appreciation rights.

(2) Value realized equals market value on the date of exercise, less the exercise price, times the number of shares acquired, without deducting any taxes paid by employee.

(3) Value of unexercised options equals market value of the share underlying "in-the-money" options at February 27, 1994 ($27.00), less exercise price, times the number of options outstanding.

     During the last fiscal year, 54 employees of the Company and its subsidiaries as a group (including all executive officers and directors of the Company) were granted options to purchase an aggregate of 90,650 shares of Common Stock under the Plans. At May 24, 1994, 87 employees of the Company and its subsidiaries were participants in the Plans and approximately 100 employees were eligible to participate in the Plans. As of such date, an aggregate of 285,334 shares of Common Stock were subject to options under the Plans at prices ranging between $11.00 and $26.25 per share and expiring between December 14, 1994 and May 18, 2004.

     At the 1985 Annual Meeting of Shareholders of the Company, shareholders approved the grant of a non-qualified stock option (not pursuant to the Plans) to Jerry Shore to purchase 50,000 shares of Common Stock at an exercise price of $15 per share. The option, which has not been exercised to date, is exercisable for a period of ten years from the date of grant.


Compensation Report

     Compensation of the Company's executive officers is composed of salary, annual cash bonuses, stock options and the Company's Profit Sharing Plan. The Board of Directors has a CEO Compensation Committee which considers and, other than the grant of stock options or compensation pursuant to plans administered by the Board of Directors, takes any necessary action regarding the compensation of the Company's Chief Executive Officer. The Board of Directors does not have any other compensation committee. Jerry Shore, Chairman of the Board, President and Chief Executive Officer of the Company, determines the annual salary and cash bonus for each executive officer other than himself. A committee of the Board of Directors administers the Plans, including decisions as to the number of options to grant to each executive officer. The amount of discretionary contributions to the Profit Sharing Plan for each fiscal year is determined by the Board of Directors.

     Salaries of executive officers are determined based on the significance of the position to the Company, individual experience and expertise, individual performance and information gathered informally as to compensation levels of comparable companies in the same geographic location as the Company. Jerry Shore reviews the salary of each key employee, including executive officers, annually and makes adjustments as appropriate.

     Decisions as to the award of annual cash bonuses to executive officers with respect to each fiscal year are made after the close of the fiscal year. The amount awarded to each executive officer is based on the Company's overall performance, individual performance, base salary level, bonuses paid in prior years and overall equity and fairness.

     The Company typically grants stock options under the Plans once each year. The stock option committee bases its decisions on individual performance, base salary and bonus levels, recommendations from senior management and overall equity and fairness.




     The Board of Directors decides annually the amount of the Company's contribution to the Profit Sharing Plan. The amount of such contribution is discretionary, but may not exceed 15% of the total remuneration paid to eligible employees or such larger amount as is allowed under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to this limit, the Board of Directors determines the amount to be contributed for each year based on the Company's overall performance, the amount contributed in prior years and the amounts of prior contributions recently forfeited by eligible employees due to termination of employment prior to vesting. The Profit Sharing Plan is a broad-based plan in which numerous employees as well as executive officers are eligible to participate. Once the Company contribution is made, amounts are allocated to eligible employees in accordance with a formula based on their remuneration.

     During the last fiscal year, Jerry Shore received an annual salary of $250,000 and an incentive compensation bonus in the amount of $49,800 pursuant to his employment agreement (the "1984 employment agreement"). The amount of his salary and the formula for calculation of such bonus (based on the Company's annual net earnings) were established when the 1984 employment agreement was entered into in 1984. In May 1994, the CEO Compensation Committee approved, and the Company entered into, a new employment agreement with Jerry Shore, effective March 1, 1994 (the "1994 employment agreement"). See Note 4 to the table set forth under "Executive Compensation--Summary Compensation" elsewhere herein. Among other things, the 1994 employment agreement increased Jerry Shore's salary to $350,000 per year. In approving this increase, the CEO Compensation Committee considered the following principal factors: the lack of any increase in Jerry Shore's salary since 1984, informal data relating to the salary compensation of chief executive officers of comparable companies in the same geographical area as the Company's headquarters, Jerry Shore's overarching contribution to the long-term success and vitality of the Company and the Company's operating and financial performance during the prior ten years. The CEO Compensation Committee did not assign any particular numerical weight to these factors. The stock options granted to Jerry Shore during the Company's last fiscal year were granted by the stock option committee on the basis of the committee's evaluation of the Company's performance during the prior fiscal year.

     The Board of Directors, the CEO Compensation Committee, the stock option committee and Jerry Shore use no set formulas in making their determinations and may afford different weight to different factors for each executive officer. Such weighting may vary from year to year.

     The Board of Directors and the CEO Compensation Committee have reviewed the impact of recently enacted Section 162(m) of the Code which, beginning in 1994, limits the deductibility of certain otherwise deductible compensation in excess of $1 million paid to the Chief Executive Officer and the other executive officers named in the summary compensation table appearing above. It is the Company's policy to attempt to have its executive compensation plans and arrangements treated as tax deductible compensation wherever, in the judgment of the Board of Directors or the CEO Compensation Committee, as the case may be, to do so would be consistent with the objectives of that compensation plan or arrangement. Accordingly, the Board of Directors and the CEO Compensation Committee are examining whether changes in the Company's compensation plans and arrangements, particularly the Plans, may be appropriate to continue to fulfill the requirements for treatment as tax deductible compensation under the Code.

     The Board of Directors    CEO Compensation Committee

     Anthony Chiesa            Lloyd Frank, Chairman
     Lloyd Frank               Anthony Chiesa
     Norman M. Schneider       Norman M. Schneider
     Brian E. Shore
     Jerry Shore
     E. Philip Smoot




Compensation Committee Interlocks and Insider Participation

     Anthony Chiesa, a member of the committee of the Board of Directors which administers the Plans, is a former Vice President of the Company who retired in 1977. Mr. Lloyd Frank, also a member of such committee, is a partner of the law firm Parker Chapin Flattau & Klimpl, which firm was retained to provide counsel to the Company during its last fiscal year and which the Company has retained during its present fiscal year. Jerry Shore, Brian Shore and E. Philip Smoot, directors of the Company who are also executive officers of the Company, participated in deliberations of the Company's Board of Directors relating to the amount of the Company's contribution to the Profit Sharing Plan during the Company's last fiscal year.


























































                    STOCK PERFORMANCE GRAPH

     The graph set forth below compares the annual cumulative total return for the Company's five fiscal years ended February 27, 1994 among the Company, the New York Stock Exchange Market Index and a peer group index comprised of the Company and 168 other companies. The peer group companies are classified in the same three-digit industry group in the Standard Industrial Classification Code system. These companies are described as companies primarily engaged in the manufacture of electronic components and accessories. The returns of each company in the peer group have been weighted according to the company's stock market capitalization. The graph has been prepared based on an assumed investment of $100 on February 26, 1989 and the reinvestment of dividends (where applicable).

[Chart to come]
























                     SHAREHOLDER PROPOSALS

     Shareholder proposals intended to be presented at the 1995 Annual Meeting of Shareholders must be received by the Company at the Company's principal executive offices for inclusion in the Proxy Statement and form of Proxy relating to that meeting by January 27, 1995.

OTHER MATTERS

     The Board of Directors of the Company has selected Ernst & Young, the Company's auditors for the past fiscal year, as the auditors of the Company for the present fiscal year. A representative of Ernst & Young is expected to be present at the Annual Meeting. He will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions.

     On January 18, 1994, the Company engaged Ernst & Young ("E&Y"), independent auditors, as its accountants to audit the financial statements of the Company and certain subsidiaries for the year ended February 27, 1994 and dismissed Deloitte & Touche ("D&T") as independent accountants for the Company and such subsidiaries. The engagement of E&Y and the dismissal of D&T was approved by the Company's Board of Directors. The Audit Committee of the Company's Board of Directors did not separately recommend or approve the change in the Company's independent accountants.








     In connection with the audits of the Company's financial statements for the fiscal years ended February 28, 1993 and March 1, 1992, and in the subsequent interim period up to the date of dismissal of D&T, there did not exist any disagreement (within the meaning of Rule 304(a)(1)(iv) of Regulation S-K of the Securities and Exchange Commission ("Regulation S-K")) between the Company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of D&T, would have caused D&T to have referred to the subject matter of the disagreement in connection with its report on the Company's financial statements. D&T's reports on the Company's financial statements for the fiscal years ended February 28, 1993 and March 1, 1992 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period up to the date of dismissal of D&T there were no "reportable events", as that term is defined in Rule 304(a)(1)(v) of Regulation S-K. D&T has furnished the Company with a letter, dated January 25, 1994, addressed to the Securities and Exchange Commission relating to the Company's disclosure set forth in this paragraph. A copy of D&T's letter is an exhibit to Amendment No. 1 on Form 8-K/A to the Company's Current Report on Form 8-K dated January 18, 1994.

     Prior to the engagement of E&Y, no member of that firm was consulted by the Company (1) for the purpose of obtaining a written report or oral advice with regard to the application of accounting principles to a specified transaction of the Company or any of its subsidiaries, (2) regarding the type of audit opinion that might be rendered on the Company's financial statements or (3) regarding any matter that was the subject of a disagreement (within the meaning of Rule 304(a)(1)(iv) of Regulation S-K) between the Company and D&T or which constituted a reportable event (as defined in Rule 304(a)(1)(iv) of Regulation S-K).

     In May 1994, the Company purchased from Reliance Insurance Company insurance covering the directors and officers of the Company and its subsidiaries against certain claims arising out of their service to the Company and subsidiaries. The insurance policy runs for a period of one year at a total cost of $55,000.

     The Board of Directors does not know of any other matters to be brought before the meeting. If any other matters not mentioned in the Proxy Statement are properly brought before the meeting, including matters incident to the conduct of the meeting or relating to the adjournment thereof, the persons named in the enclosed proxy intend to vote such proxy in accordance with their best judgment on such matters.

                     By Order of the Board of Directors,



                                          Jerry Shore,
                                     Chairman of the Board

Dated:  May 27, 1994



















APPENDIX to electronically filed proxy statement dated
May 27, 1994 of Park Electrochemical Corp. listing all graphic information included in such proxy statement:

1. Stock Performance Graph appearing on page 9 of proxy statement dated May 27, 1994 comparing the yearly percentage change in the cumulative total shareholder return on the Registrant's Common Stock with the cumulative total return of the New York
     Stock Exchange Market Index and a peer group index comprised of the Company and 168 other companies for the period of the Company's five fiscal years commencing February 26, 1989 and ending February
     27, 1994, assuming that $100 had been invested in the Company's Common Stock and each index on February 26, 1989 and that all dividends on the Company's Common Stock and on each stock included in each index were reinvested.

                                     NYSE      Peer
                      Park          Market     Group
                 Electrochemical    Index      Index

     1989           $100.00        $100.00    $100.00
     1990             79.24         116.55     112.25
     1991             72.66         132.18     127.95
     1992             86.03         151.81     149.81
     1993             81.52         163.42     190.80
     1994            183.05         184.59     261.82


























[PROXY CARD]
[SIDE 1]

               PARK ELECTROCHEMICAL CORP.
 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS July 12, 1994
    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

     The undersigned hereby constitutes and appoints
BRIAN E. SHORE, ANTHONY CHIESA and NORMAN M. SCHNEIDER, and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of PARK
ELECTROCHEMICAL CORP. to be held at The Chase Manhattan
Bank, One Chase Manhattan Plaza, New York, New York on
July 12, 1994 at 10:00 o'clock A.M., New York time, and any adjournments thereof, to vote all the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present and to vote upon the following matters:

(1)  ELECTION OF DIRECTORS

     [ ] FOR all nominees listed below (except as marked to the contrary below).

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

    ANTHONY CHIESA, LLOYD FRANK, NORMAN M. SCHNEIDER,
     BRIAN E. SHORE, JERRY SHORE and E. PHILIP SMOOT

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name in the space provided below.)


_______________________________________________________
_____


(2) The transaction of such other business as may properly come before the meeting.

     If no specification is made, the shares represented by this Proxy will be voted "FOR" the nominees and in the discretion of the Proxies on any other business.




    (continued and to be SIGNED on the reverse side)






[SIDE 2]

     The undersigned hereby acknowledges receipt of the Company's 1994 Annual Report and the accompanying Notice of Meeting and Proxy Statement and hereby revokes any proxy or proxies heretofore given.

                         Dated:____________________, 1994

                         ________________________________

                         ________________________________
                         (Signature(s) of Shareholder(s))

               Please date and sign exactly as name
               appears hereon.  Executors,
               Administrators, Trustees, etc. should so indicate when signing. If shares are held jointly, both owners should sign.